Exhibit 99.1

WAUSAU PAPER ANNOUNCES FIRST-QUARTER RESULTS

MOSINEE, WI – April 30, 2012– Wausau Paper (NYSE:WPP) today reported that:

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First-quarter net earnings were $0.20 per share compared to a prior year first-quarter net loss of $0.03 per share.

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First-quarter earnings from continuing operations were $0.03 per share compared to breakeven earnings from continuing operations a year ago.

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Excluding special items, first-quarter adjusted earnings from continuing operations were $0.10 per share compared to $0.04 per share last year, reflecting improved volume and margin performance by both business segments.

During the first quarter of 2012, the Company substantially completed its previously announced sale of the premium Print & Color brands, inventory and select equipment, as well as, the permanent closure of its manufacturing site in Brokaw, Wisconsin.  Consequently, the Company will be reporting the operations of the Brokaw manufacturing facility and its related closure activities as a discontinued operation at March 31, 2012, in the condensed consolidated balance sheet. Additionally, the discontinued operation will be separately stated from continuing operations for all periods presented in the condensed consolidated statements of operations.  All results discussed below exclude the results of the discontinued operation unless otherwise indicated.

The Company reported first-quarter earnings of $1.5 million, or $0.03 per share, compared with a loss of $0.2 million, in the prior year. Net sales increased 13 percent to $216.2 million, as shipments increased 16 percent to 136,000 tons.

First-quarter results included after-tax capital-related expenses of $1.2 million, or $0.02 per share associated with the Tissue segment expansion project in Harrodsburg and a charge related to a previously terminated contract of $0.04 per share.  Prior-year results included after-tax capital-related expenses of $2.3 million, or $0.05 per share, associated with a paper machine rebuild at Brainerd, Minnesota, and the Tissue segment expansion at Harrodsburg.  Excluding these items, adjusted earnings per share from continuing operations were $0.10 per share in the first-quarter of 2012 compared to $0.04 per share in the same period of 2011.  Although this comparison is a non-GAAP measure, the Company believes that the presentation of adjusted net earnings provides a useful analysis of ongoing operating trends.  Adjusted earnings for the three-month period are reconciled to GAAP earnings below.

Three Months
Ended March 31
	2012	2011
GAAP Earnings Per Share from Continuing Operations	$ 0.03	$ 0.00
Capital-Related Expense (1)	$ 0.02	$ 0.05
Charge for Contract at Former Manufacturing Facility(2)	$ 0.04	–

Adjusted Earnings Per Share from Continuing Operations	$ 0.10	$ 0.04

Note:  Totals may not foot due to rounding differences.

(1)

Expenses associated with the rebuild of a paper machine at Brainerd, Minnesota, in 2011 and the Tissue expansion project at Harrodsburg, Kentucky, in 2012 and 2011.

(2)

Charge associated with a natural gas transportation contract for a former manufacturing facility in Groveton, New Hampshire.

Including discontinued operations, net of tax, net earnings for the Company were $9.8 million, or $0.20 per share for the three months ended March 31, 2012, compared to a net loss of $1.4 million, or $0.03 per share, for the same period last year.  Net earnings for the three months ended March 31, 2012, include earnings from continuing operations before income taxes offset by income tax expense and net earnings from discontinued operations of $8.2 million, or $0.17 per share.  Net earnings in the prior year include earnings from continuing operations before income taxes, offset by income tax expense, and a net loss from discontinued operations of $1.2 million, or $0.02 per share.

Commenting on first-quarter results and the Company’s growth initiatives, Henry C. Newell, president and CEO said, “2012 is about growth for Wausau Paper and our first quarter was a solid start with year-over-year volume growth in Tissue of approximately 5 percent and approximately 14 percent in our technical paper markets.  Earnings performance in both segments exceeded expectations due to operational initiatives in Tissue and order strength in our economically sensitive technical markets.  On a strategic level, we continued to execute the exit of Print & Color during the quarter and remain on schedule for the fourth-quarter startup of our new Tissue machine.”

“We expect both segments to continue their rate of performance in the second quarter.  Adjusted earnings from operations are expected in the range of $0.09 -$0.11 per share.”  Adjusted earnings in the second quarter of 2011 were $0.11 per share.

TISSUE SEGMENT

The Tissue segment’s first-quarter operating profit of $9.2 million included pre-tax expense of $1.9 million related to the expansion activity and compared with prior-year operating profit of $6.3 million.  Net sales and shipments increased 6 percent and 5 percent, respectively due to benefit from mid-2011 pricing actions, an improving cost structure and prior-year shipment weakness resulting from adverse weather conditions.

The Company’s $220 million Tissue expansion project at Harrodsburg remains on schedule and on budget. Site and facility preparations are meeting all original construction targets.

PAPER SEGMENT

The Paper segment reported a first-quarter operating profit of $0.3 million, including a charge of $3.3 million relating to a natural gas transportation contract at the previously closed manufacturing facility in Groveton, New Hampshire.  On a comparable basis in the prior year, Paper achieved an operating profit of $0.6 million, including pre-tax charges of $3.3 million in capital-related expense.  Net sales and shipments from continuing operations increased 17 percent and 22 percent, respectively, primarily on the growth of technical paper markets.

During the quarter, we completed the sale of the premium Print & Color brands, inventory and select equipment to Neenah Paper and, in February of this year, ceased papermaking operations at the Brokaw manufacturing site.  Discontinued operations for the quarter include, net-of-tax, a gain from the sale of the business of $7.7 million, or $0.16 per share, and $0.5 million, or $0.01 per share in first quarter results from operations partially offset by closure-related costs.  Discontinued operations for the prior year was a loss of $1.2 million, or $0.02 per share.

CONFERENCE CALL

Wausau Paper’s first-quarter conference call is scheduled for 11 :00 a.m. (EDT) on Tuesday, May 1, 2012, and can be accessed through the investor information section of the Company’s website at www.wausaupaper.com.  A replay of the webcast will be available at the same site through May 8, 2012.

About Wausau Paper:

Wausau Paper produces and markets specialty papers for industrial, commercial and consumer end markets as well as a complete line of away-from-home towel and tissue products.  The Company is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP.  To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995:  The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2011. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper
Interim Report - Quarter Ended March 31, 2012

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months
of Operations (unaudited)	Ended March 31,
	2012	2011
Net sales	$ 216,182	$ 191,697
Cost of sales	189,682	170,964
Gross profit	26,500	20,733
Selling & administrative expenses	23,184	19,246
Operating profit	3,316	1,487
Interest expense	(866)	(1,781)
Other expense, net	(4)	(5)
Earnings (loss) from continuing operations before income taxes	2,446	(299)
Provision (credit) for income taxes	906	(105)
Earnings (loss) from continuing operations	1,540	(194)
Earnings (loss) from discontinued operations, net of taxes	8,218	(1,197)
Net earnings (loss)	$ 9,758	$ (1,391)

Net earnings (loss) per share (basic and diluted)
Continuing operations	$ 0.03	$ 0.00
Discontinued operations	0.17	(0.02)
Net earnings (loss) per share*	$ 0.20	$ (0.03)

Weighted average shares outstanding – basic	49,295	49,130
Weighted average shares outstanding – diluted	49,519	49,130

*Totals may not foot due to rounding differences.

Condensed Consolidated Balance Sheets (Note 1)	March 31,	December 31,
	2012	2011
Current assets	$ 169,563	$ 226,334
Property, plant, and equipment, net	389,322	369,836
Other assets	74,162	82,660
Assets of discontinued operations**	27,501	–
Total Assets	$ 660,548	$ 678,830

Current liabilities	$ 125,981	$ 155,295
Long-term debt	122,000	127,650
Other liabilities	202,138	199,641
Liabilities of discontinued operations**	2,819	–
Stockholders’ equity	207,610	196,244
Total Liabilities and Stockholders’ Equity	$ 660,548	$ 678,830

** The assets and liabilities of the discontinued operation were not retroactively reclassified in the December 31, 2011, Condensed Consolidated Balance Sheet.

Condensed Consolidated Statements	Three Months
of Cash Flow (unaudited) ***	Ended March 31,
	2012	2011
Cash flows from operating activities:
Net earnings (loss)	$ 9,758	$ (1,391)
Provision for depreciation, depletion, and amortization	11,391	14,136
Gain on sale of business	(12,198)	–
Loss on sale and disposal of assets	337	346
Impairment of long-lived assets	2,075	–
Other non-cash items	(2,703)	145
Changes in operating assets and liabilities:
Receivables	(9,256)	(4,574)
Inventories	26,899	(7,874)
Other	(7,976)	(9,799)
Net cash provided by (used in) operating activities	18,327	(9,011)

Cash flows from investing activities:
Capital expenditures	(48,724)	(13,987)
Grants received for capital expenditures	236	400
Proceeds from sale of business	20,500	–
Proceeds from sale of assets	–	26
Net cash used in investing activities	(27,988)	(13,561)

Cash flows from financing activities:
Net (payments) issuances of commercial paper	(5,650)	9,735
Borrowings under credit agreement	3,000	13,500
Payments under credit agreement	(3,000)	–
Dividends paid	(1,479)	(1,480)
Net cash (used in) provided by financing activities	(7,129)	21,755

Net decrease in cash & cash equivalents	$ (16,790)	$ (817)

***The Condensed Consolidated Statements of Cash Flow include discontinued operations in both periods presented.

Note 1.  Balance sheet amounts at March 31, 2012, are unaudited.  The December 31, 2011, amounts are derived from audited financial statements.

Note 2.  In December 2011, we announced that our Board of Directors had approved the sale of our premium Print & Color brands, and the closure of our Brokaw, Wisconsin paper mill.  The sale of the premium Print & Color brands, select paper inventory, and certain manufacturing equipment to Neenah Paper, Inc. closed on January 31, 2012, generating proceeds of $20.5 million and a pre-tax gain of $12.2 million.  We permanently ceased papermaking operations at the mill on February 10, 2012.  At March 31, 2012, we have determined that the assets of the Brokaw mill, which are included as part of our Paper segment, meet the criteria for held for sale classification, and under the criteria established in Accounting Standards Codification ("ASC") Subtopic 205-20, "Discontinued Operations", are reported as discontinued operations.  We expect to complete the disposal of the Brokaw mill assets within the next year.

During the first quarter of 2012, we continued to execute restructuring activities related to the closure of the Brokaw mill, and have recognized, exclusive of the gain recorded for the sale transaction, net pre-tax charges of approximately $3.4 million.  The net pre-tax charges incurred in the first quarter of 2012 consisted primarily of asset impairment charges and severance and benefit continuation costs.  Additional pre-tax closure charges of approximately $4 million are expected to be incurred during the remainder of 2012.

Note 3. Interim Segment Information

We have evaluated our disclosures of our business segments in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 280-10, and as a result we have classified our operations into two principal reportable segments:  Tissue and Paper, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

The Tissue segment produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the “away-from-home” market.  Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.  The Paper segment produces specialty papers within three core markets - Food, Industrial & Tape, and Coated & Liner.  These products are produced at manufacturing facilities located in Brainerd, Minnesota and in Rhinelander and Mosinee, Wisconsin.  In 2011 and into 2012, the Paper segment produced fine printing and writing papers at a manufacturing facility in Brokaw, Wisconsin.  Papermaking operations at the Brokaw facility permanently ceased on February 10, 2012.  At March 31, 2012, we have reported the Brokaw facility as a discontinued operation.  See Note 2 for additional information.

Following is sales, operating profit (loss), and other significant items by segment.  The sales, operating profit (loss), and other significant items excludes discontinued operations in all periods presented.

	Three Months
(in thousands, except ton data)	Ended March 31,
	2012	2011
Net sales external customers (unaudited)
Tissue	$ 81,686	$ 76,891
Paper	134,496	114,806
	$ 216,182	$ 191,697

Operating profit (loss) (unaudited)
Tissue	$ 9,177	$ 6,311
Paper	289	563
Corporate & Eliminations	(6,150)	(5,387)
	$ 3,316	$ 1,487

Depreciation, depletion, and amortization (unaudited)
Tissue	$ 6,576	$ 7,655
Paper	4,131	4,243
Corporate & Unallocated	625	603
	$ 11,332	$ 12,501

Tons sold (unaudited)
Tissue	42,198	40,244
Paper	94,130	76,941
	136,328	117,185